Exhibit 99.B10(B)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 22 to Registration Statement No. 33-12000 of the portfolios of United Investors Annuity Variable Account on Form N-4 of our report dated April 28, 2005, relating to the financial statements of United Investors Life Insurance Company, and our report dated April 28, 2005, related to the financial statements of United Investors Annuity Variable Account, both contained in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Dallas, Texas

April 28, 2005